                                                                     EXHIBIT 4.3

                            SHAREHOLDERS' AGREEMENT


     SHAREHOLDERS' AGREEMENT, dated as of December 30, 1999 (the "Agreement"), by and among Emeritus Corporation, a Washington corporation (the "Company"), Daniel R. Baty and B.F., Limited Partnership (collectively, "Baty"), Saratoga Partners IV, L.P., a Delaware limited partnership ("Saratoga") and certain other investors who will become a party to this Agreement by execution of the Joinder Agreement attached hereto as Exhibit A (the "Saratoga Co-Investors" and, together with Saratoga and all successors and assignees by Saratoga pursuant to
Section 5.4, the "Saratoga Group").

                                R E C I T A L S:
                                - - - - - - - -

     A. The Company and Saratoga are parties to a Series B Preferred Stock Purchase Agreement, dated as of December 10, 1999, between the Company, as seller, and Saratoga, as purchaser (the "Purchase Agreement"), pursuant to which the Company is issuing and Saratoga is acquiring 40,000 shares of the Company's Series B Convertible Preferred Stock, par value $.0001 per share (the "Series B Preferred Stock").

     B. The parties hereto desire to provide for, among other things, certain matters relating to the management of the Company, the ownership and transfer of the Series B Preferred Stock and the rights and remedies of Saratoga.

                               A G R E E M E N T:
                               - - - - - - - - -

     The parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     Definitions.  The following terms, as used herein, have the following
     -----------
meanings:

     "Affiliate" means, as to any Person, any other Person directly or
      ---------
indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.

     "Baty" is defined in the first paragraph of this Agreement.
      ----

     "Capital Stock" means the Series B Preferred Stock and any Common Stock
      -------------
into which the Series B Preferred Stock is convertible.

     "Change of Control" means, as to any Person, a change, shift or transfer of
      -----------------
Control with respect to such Person (including any change in the Control of any entity Controlling such Person).

     "Common Stock" means the common stock, par value $.0001 per share, of the
      ------------
Company.

     "Company" is defined in the first paragraph of this Agreement.
      -------

     "Control" means the possession, directly or indirectly, of the power to
      -------
direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests or by contract, assignment or otherwise. The terms "Controlling" and "Controlled" shall have meanings correlative to the foregoing.

     "Designation" means that certain statement of rights and preferences and
      -----------
other characteristics of the Series B Preferred Stock pursuant to which the Series B Preferred Stock was authorized by the Company.

     "Initial Saratoga Directors" shall mean Charles P. Durkin, Jr.  and David
      --------------------------
W. Niemiec.

     "1933 Act" means the Securities Act of 1933, as amended.
      --------

     "1934 Act" means the Securities Exchange Act of 1934, as amended.
      --------

     "Person" means an individual, a corporation, a partnership, an association,
      ------
a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Saratoga" is defined in the first paragraph of this Agreement.
      --------

     "Saratoga Directors" shall mean the Initial Saratoga Directors and any
      ------------------
person chosen by Saratoga to be added to the Company's Board of Directors as a separate class to be designated by Saratoga as provided for herein.

     "Series B Preferred Stock" is defined in Recital A of this Agreement.
      ------------------------

     "Subsidiaries" means, with respect to any Person, (i) a corporation, a
      ------------
majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary thereof or
(ii) any other Person (other than a corporation) in which such Person, a Subsidiary thereof or such Person and a Subsidiary thereof, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

     "Tag-Along Sale" is defined in Section 2.2(a) of this Agreement.
      --------------

     "Tag-Along Sale Date" is defined in Section 2.2(b) of this Agreement.
      -------------------

     "Transfer" means any direct or indirect transfer, sale, conveyance, pledge,
      --------
hypothecation or other disposition, including, without limitation, any of the foregoing which occurs by virtue of any Change of Control.

                                   ARTICLE II

                      SARATOGA TRANSFERS: TAG-ALONG RIGHTS
                      ------------------------------------

     SECTION 2.1.  Saratoga Transfers.
                   ------------------

     The Saratoga Group will not, in one transaction or a series of transactions, Transfer 25% or more of its Capital Stock to any Person (including its Affiliates) or group (as that term is defined in Section 13(d)(3) of the 1934 Act) unless such Person or group, as a condition to closing such Transfer, shall enter into an agreement reasonably satisfactory to the Company to be bound by the provisions of Article IV of this Agreement; provided, however, that any
                                                   --------  -------
Person or group who acquires and beneficially owns less than 5% of the total outstanding shares of Common Stock of the Company shall not be required to enter into such agreement.

     SECTION 2.2.  Tag-Along Provisions.
                   --------------------

     (a) If at any time Baty shall receive and determine to accept any offer from any Person to purchase or otherwise transfer for value, in one transaction or a series of transactions, shares of Common Stock representing 30% or more of the Common Stock then owned by Baty (a "Tag-Along Sale"), then Baty shall afford the Saratoga Group the opportunity to participate in such Tag-Along Sale in the manner set forth in this Section 2.2.

     (b) Baty shall provide the Saratoga Group with written notice of the proposed Tag-Along Sale that sets forth the number of shares of Common Stock proposed to be sold, the price at which they are to be sold, and any other terms or conditions of the offer, not more than 60 days nor less than 20 days before the proposed date of the Tag-Along Sale (the "Tag-Along Sale Date").

     (c) The Saratoga Group shall have the right to cause Baty to condition the Tag-Along Sale on the simultaneous purchase by the purchaser of such number of shares of Capital Stock beneficially owned by the Saratoga Group, whether such purchaser purchases Preferred Stock or Common Stock issuable upon conversion of the Preferred Stock, as the Saratoga Group shall designate in a written notice to Baty no less than 10 days after the notice given in accordance with Section 2.2(b); provided, however, that the Saratoga Group may not so designate for
        --------  -------
purchase a number of shares of Common Stock greater than the number of shares determined as follows: the total number of shares offered to be purchased in the Tag-Along Sale shall be multiplied by a fraction, the numerator of which is the number of shares owned by the Saratoga Group and the denominator of which is the sum of the number of shares owned by the Saratoga Group plus the number of shares owned by Baty. The number of Baty shares to be sold pursuant to the Tag-Along Sale shall be reduced by the number of shares which the Saratoga Group elects to sell as permitted by the foregoing calculation. The purchase price for each share of the Company's Capital Stock to be sold by the Saratoga Group in the Tag-Along Sale and the terms of such purchase shall be the same as those applicable to Baty. The number of shares owned by the Saratoga Group shall be determined as if the Preferred Stock were converted into Common Stock in accordance with its terms.

     (d) Each member of the Saratoga Group shall be allowed to designate for sale a number of shares equal to its percentage of ownership of the total number of shares owned by the Saratoga Group multiplied times the total number of shares the Saratoga Group may sell pursuant to the Tag-Along Sale; provided,
                                                                   --------
that if a member or members of the Saratoga Group declines to participate in such Tag-Along Sale, each participating member of the Saratoga Group may designate for sale additional shares in a percentage equal to its percentage of ownership of the total number of shares owned by the Saratoga Group until all of the Shares allowed to be sold under Section 2.2(c) are offered for sale or all members of the Saratoga Group decline to participate in the sale of such additional shares.

     SECTION 2.3.  Transfers to Comply with Laws.  Notwithstanding any contrary
                   -----------------------------
provision herein, the Saratoga Group may not Transfer or offer to Transfer any shares of Capital Stock (or solicit any offers to Transfer any shares of Capital Stock), except in compliance with the 1933 Act, as amended, and rules and regulations promulgated thereunder and in compliance with any applicable state securities laws and rules and regulations promulgated thereunder.

                                  ARTICLE III

                    BOARD OF DIRECTORS; CORPORATE GOVERNANCE
                    ----------------------------------------

     SECTION 3.1.  Board of Directors.  (a) From and after the date hereof, the
                   ------------------
Company and Baty shall take all such action as may be necessary to increase the number of directors comprising the Company's Board of Directors so as to allow for the nomination and election of the Saratoga Directors at the times and as specified below:

          (i) as soon as practicable after the execution of this Agreement, the Initial Saratoga Directors shall be added to the Company's Board of Directors; and

          (ii) from time to time, at Saratoga's request, additional Saratoga Directors shall be added to the Company's Board of Directors so as to maintain Saratoga's board representation at a percentage of the entire Board of Directors (rounded up to the nearest whole director) that is not less than the percentage of total voting power of the Company's equity securities attributable to the Series B Preferred Stock owned by the Saratoga Group, provided, however,
                                                      --------  -------
the number of Saratoga Directors shall not be less than two, subject to Section 3.1(b).

     (b) Saratoga's right to have one or more Saratoga Directors added to the Company's Board of Directors will terminate if (i) (x) it has sold of record in excess of 50% of its initial investment in the Capital Stock and (y) the remaining shares of Capital Stock held by Saratoga represents less than 5% of the outstanding Common Stock (on a fully diluted basis), or (ii) Saratoga is unable to exercise independent voting control over the shares of Capital Stock owned by it.

     (c) The right of Saratoga to designate individuals to serve on the Company's Board of Directors granted by this Section 3.1 shall be in addition to the rights of holders of Series B Preferred Stock to designate and elect members to the Company's Board of Directors in the event of certain failures to pay accrued and unpaid dividends set forth in the Designation.

     SECTION 3.2.  Corporate Governance.  For so long as Saratoga retains the
                   --------------------
power to vote the shares comprising at least 50% of its initial investment,

     (a) approval by the Company's Board of Directors will be required for all material decisions, including, but not limited to, the following:

          (i) any financing, acquisition or development by the Company or its Subsidiaries or the incurrence by the Company or any of its Subsidiaries of any indebtedness in an amount in the aggregate exceeding $15 million for each unrelated transaction.

          (ii) the liquidation, dissolution, winding up or voluntary filing of a petition for bankruptcy of the Company or any of its Subsidiaries;

          (iii) a sale or other disposition of all or substantially all of the assets of the Company, other than to any of its Subsidiaries;

          (iv) the merger or consolidation of the Company, other than any such merger or consolidation between or among any of the Company (so long as the Company shall be the surviving corporation) and any Subsidiary of the Company;

          (v) the entry by the Company or a Subsidiary into any material transaction with an Affiliate;

          (vi) the issuance of any voting equity security of the Company, other than upon conversion of any convertible securities of the Company outstanding on the date hereof or issued pursuant to the Company's stock compensation plans in effect on the date hereof; and

          (vii) the declaration of any dividends with respect to the Common Stock, or establishment of any Common Stock repurchase program.

     (b) approval by Saratoga will be required to use the proceeds from the sale of the Series B Preferred Stock for any purpose other than that specified in Section 6.3 of the Purchase Agreement.

                                   ARTICLE IV

                             STANDSTILL PROVISIONS
                             ---------------------

     SECTION 4.1.  Restrictions of Certain Actions
                   -------------------------------

     (a) Neither the Saratoga Group nor Baty will, nor will the Saratoga Group or Baty permit their respective Affiliates to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the 1934 Act), directly or indirectly acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, any voting securities of the Company, so that after such purchase Baty's or the Saratoga Group's ownership of the Company would, (i) in the case of the Saratoga Group, exceed 110% of the number of shares of Common Stock beneficially owned by the Saratoga Group immediately following the consummation of the transactions described in the Purchase Agreement plus the shares of Series B Preferred Stock (or the underlying Common Stock once converted) issued to the Saratoga Group as stock dividends (which aggregate number shall be appropriately adjusted pursuant to the antidilution provisions of the Series B Preferred Stock) and (ii) in the case of Baty, the greater of: (x) exceed 110% of the number of shares of Common Stock beneficially owned by Baty immediately following execution of the Purchase Agreement or (y) exceed 100% of the number of shares of Common Stock beneficially owned by the Saratoga Group immediately following the consummation of the transactions described in the Purchase Agreement plus the shares of Series B Preferred Stock (or the underlying Common Stock once converted) issued to the Saratoga Group as stock dividends (which aggregate number shall be appropriately adjusted pursuant to the antidilution provisions of the Series B Preferred Stock). For purposes of this Section 4.1, Saratoga's ownership of voting securities shall be determined as if the shares of Preferred Stock were converted to Common Stock in accordance with their terms. The acquisition by Baty of voting securities as contemplated by this Section shall constitute an acquisition of securities for the purpose of making any determination of whether a Change of Control (as defined in Section 8 of the Certificate of Designation of the Series B Preferred Stock) has occurred pursuant to the Certificate of Designation of the Series B Preferred Stock.

     (b) If the Saratoga Group or Baty, as the case may be, or any of their respective Affiliates owns or acquires any voting securities in violation of this Agreement, such voting securities shall immediately be disposed of to persons who are not Affiliates of the Saratoga Group or Baty, as the case may be, but only in compliance with the provisions of this Agreement; provided, that
                                                                  --------
the Company may also pursue any other available remedy to which it may be entitled as a result of such violation.

     (c) Saratoga and Baty, as the case may be, will cause any Person (including its Affiliates) or group (as that term is defined in Section 13(d)(3) of the 1934 Act) acquiring Capital Stock from the Saratoga Group or Baty, as the case may be, representing more than 25% of their respective beneficial ownership interests as of the date hereof to agree to be bound by provisions similar to those contained in this Article IV; provided, however, that any Person or group
                                    --------  -------
who acquires and beneficially owns less than 5% of the total outstanding shares of Common Stock of Company shall not be required to enter into such agreement.

     (d) The provisions of this Article IV will terminate 18 months after the date on which the Saratoga Group ceases to hold Capital Stock representing 5% of the outstanding Common Stock (on a fully diluted basis).

                                   ARTICLE V

                                 MISCELLANEOUS
                                 -------------

     SECTION 5.1.  Legends.  Each certificate evidencing any of the Series B
                   -------
Preferred Stock shall bear a legend substantially as follows:

          The shares represented by this certificate are subject to the terms and conditions of a certain Shareholders' Agreement dated as of December 30, 1999, as at any time amended, which Shareholders' Agreement contains, among other things, certain restrictions on the transfer of such shares and restrictions on acquiring additional securities of the Company. A copy of such Shareholders' Agreement is on file at the principal executive office of the Company and will be furnished to the holder of this certificate upon request and without charge.

     SECTION 5.2.  Notices.  All notices, requests and other communications to
                   -------
any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the party sending the communication. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and receipt is confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mail registered or certified, return receipt requested, with postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section.

     SECTION 5.3.  Amendments and Waivers.  Any provision of this Agreement may
                   ----------------------
be amended if, but only if, such amendment is in writing and is signed by all of the parties hereto. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by each of the parties hereto.

     SECTION 5.4.  Successors and Assigns.  The provisions of this Agreement
                   ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of
                                   --------  -------
rights under this Agreement will be valid unless made in connection with a contemporaneous Transfer of Capital Stock which is not prohibited by this Agreement; and provided further, that an assignee executes and delivers to the
               -----------------
Company a joinder agreement substantially in the form of Exhibit A hereto (whereupon such assignee shall be subject to the terms of, and be entitled to the rights and benefits of, this Agreement without any further signature or acknowledgment of the other parties to this Agreement). The Company may not assign or otherwise transfer any of its rights or obligations under this Agreement.

     SECTION 5.5.  Captions.  The captions of this Agreement are included for
                   --------
convenience of reference only, do not constitute a part hereof and shall be disregarded in the construction hereof.

     SECTION 5.6.  Counterparts; Effectiveness.  This Agreement may be signed in
                   ---------------------------
any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 5.7.  GOVERNING LAW.  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND
                   -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     (b) THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE NOW OR HEREAFTER TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     (c) Upon breach or default by the Company with respect to any obligation hereunder, Saratoga (or its agents) shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

     SECTION 5.8    Submission to Jurisdiction; Venue
                    ---------------------------------

     (a) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to CT Corporation Systems at its address at 1633 Broadway, New York, New York 10019, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

     (b) The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 5.9.   Severability.  Any term or provision of this Agreement which
                    ------------
is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     SECTION 5.10.  Headings.  The Article and Section headings used or
                    --------
contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

     SECTION 5.11.  No Reliance.  Each party hereto acknowledges that it has
                    -----------
obtained separate advice with respect to the legal, tax and accounting consequences of the transactions contemplated by this Agreement, and that it has neither sought nor relied upon any such advice from any other party hereto or any such party's Affiliates.

     SECTION 5.12.  Entire Agreement.  This Agreement and agreements executed in
                    ----------------
connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof, and, as of the date hereof, there are no promises or undertakings with respect thereto relative to the subject matter hereof not expressly set forth or referred to herein or therein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              EMERITUS CORPORATION


                              By: /s/ KELLY J. PRICE
                                  -------------------------------------
                              Name:  Kelly J. Price
                              Title: Vice President of Finance

                              Emeritus Corporation
                              3131 Elliot Avenue, Suite 500
                              Seattle, Washington  98121
                              Attn: Kelly J. Price
                              Telephone:  (206) 298-2909
                              Telecopier: (206) 301-4500

                              DANIEL BATY

                              /s/ DANIEL R. BATY
                              -----------------------------------------
                              Daniel R. Baty

                              3131 Elliot Avenue, Suite 500
                              Seattle, Washington  98121
                              Telephone:  (206) 298-2909
                              Telecopier: (206) 301-4500

                              B.F., LIMITED PARTNERSHIP
                              By Columbia-Pacific Group, Inc. General
                              Partner

                              By: /s/ DANIEL R. BATY
                                  -------------------------------------
                              Name:   Daniel R. Baty
                              Title:  Chairman

                              B.F., Limited Partnership
                              3131 Elliot Avenue, Suite 500
                              Seattle, Washington  98121
                              Attn: Daniel R. Baty
                              Telephone:  (206) 298-2909

                              Telecopier:  (206) 301-4500

                              SARATOGA PARTNERS IV, L.P.

                              By: SARATOGA ASSOCIATES IV LLC,
                                  as General Partner

                              By: SARATOGA MANAGEMENT
                              COMPANY LLC, as Manager



                              By: /s/ DAVID NIEMIEC
                                  -------------------------------
                              Name: David Niemiec
                              Title: